Exhibit D2

                         ACCIDENTAL DEATH BENEFIT RIDER


This Rider is made a part of the policy to which it is attached. Except where this Rider provides otherwise, it is subject to all conditions of the policy.


BENEFIT

The Accidental Death Benefit is shown on the Policy Summary page for this Rider. We will pay the Accidental Death Benefit if an accident that occurs while this Rider is in force causes the Insured's death within ninety days after the accident. The Insured's death must be due to bodily injuries which are the direct and independent cause of death. Except in the case of drowning or internal injury revealed by autopsy, an injury must be evidenced by a visible wound or contusion.


EXCLUSIONS

We will not pay the Accidental Death Benefit if the Insured's death results from, and/or is contributed to by:

     1.   any bodily or mental infirmity or disease; or

     2. war, whether declared or not, or any act of war or international armed conflict; or

     3. operating, learning to operate or serving as a crew member of any aircraft or aerial navigation device; or

     4.   suicide while sane or insane.


ISSUE DATE

The Issue Date of this Rider is the same as the Issue Date of the basic policy unless otherwise shown on the Policy Summary.


CONTESTABILITY

When applied to this Rider, the contestability period will begin on this Rider's Issue Date.


CHARGE

This Rider is issued in consideration of the application for it and the deduction of the additional charge shown on the Policy Summary. The charge for this Rider is deducted under the same conditions as the charge for the policy.


AUTOPSY

We reserve the right to make an autopsy if allowed by law.


TERMINATION

This Rider will terminate on the earliest of:

     1. Subject to the Grace Period provision of the policy, the date on which the Cash Surrender Value would not be enough to pay charges due for the policy or this Rider; or

     2.   failure to pay any charges due for this Rider or the basic policy; or

     3. the Deduction Day following Your request, In Writing, to terminate this Rider; or

     4.   the Expiry Date of this Rider as shown on the Policy Summary; or

     5.   policy termination or maturity.






TL-15603